Exhibit 23.5

Independent Auditors’ Consent

The Board of Directors
FIRSTFED AMERICA BANCORP, INC.

We consent to the incorporation by reference in the registration statement on Form S-4 of Webster Financial Corporation (“Webster”) of our report dated April 23, 2003, with respect to the consolidated balance sheets of FIRSTFED AMERICA BANCORP, INC. (“the Company”) as of March 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows, for each of the years in the three-year period ended March 31, 2003, which report appears in the March 31, 2003 annual report on Form 10-K of the Company, and to the reference to our firm under the heading “Experts” in the registration statement/prospectus.

/s/ KPMG LLP

Boston, Massachusetts
March 8, 2004